Exhibit 99.1

CalciMedica Secures Credit Facility for Up to $32.5 Million

$10 million funded at close extends cash runway into mid-2026

LA JOLLA, Calif., Mar. 5, 2025 – CalciMedica Inc. (“CalciMedica” or the “Company”) (Nasdaq: CALC), a clinical-stage biopharmaceutical company focused on developing novel calcium release-activated calcium (CRAC) channel inhibition therapies for acute and chronic inflammatory and immunologic illnesses, today announced that the Company has entered into a credit facility with Avenue Venture Opportunities Fund II, L.P., a fund of Avenue Capital Group, providing up to $32.5 million. Proceeds from the facility are intended to support the continued development of the Company’s product pipeline.

The credit agreement, which has a term of 3.5 years, includes an initial tranche of $10 million fully funded at close and additional tranches of up to $22.5 million available to the Company subject to certain milestones. There is no minimum cash requirement, nor other financial covenants, in the agreement. With the net proceeds from the first tranche of this facility, CalciMedica’s cash position is expected to fund current operations into the middle of 2026.

“This credit agreement provides CalciMedica with additional flexibility as we prepare for multiple critical milestones throughout 2025, including anticipated data from our Phase 2 KOURAGE trial of Auxora in patients with acute kidney injury and hypoxemia,” said Rachel Leheny, Ph.D., Chief Executive Officer of CalciMedica. “Importantly, the facility extends our cash runway to the middle of 2026, providing us ample runway beyond the KOURAGE readout based on our current enrollment projections and our anticipated discussions with the FDA on the design of a Phase 3 program in acute pancreatitis.”

“Avenue welcomes this opportunity to support CalciMedica in its mission to deliver treatments to patients with high unmet need,” said Chad Norman, Senior Portfolio Manager of Avenue Venture Opportunities Fund. “We appreciate the potential of its lead pipeline candidate, Auxora, to treat acute inflammatory and immunologic diseases and look forward to its continued progress in clinical trials.”

About Avenue Venture Opportunities

The Avenue Venture Debt Funds seek to provide creative financing solutions to high-growth, venture capital-backed technology and life science companies, focusing generally on companies within the underserved segment of the market created by the widening financing gap between commercial banks and larger debt funds. The Avenue Venture Debt funds are part of the larger group of funds of Avenue Capital Group. For additional information on Avenue Capital Group, which is a global investment firm with assets under management of approximately $12.1 billion, visit www.avenuecapital.com.

About CalciMedica

CalciMedica is a clinical-stage biopharmaceutical company focused on developing novel CRAC channel inhibition therapies for inflammatory and immunologic diseases. CalciMedica’s proprietary technology targets the inhibition of CRAC channels to modulate the immune response and protect against tissue cell injury, with the potential to provide therapeutic benefits in life-threatening inflammatory and immunologic diseases for which there are currently no approved therapies. CalciMedica’s lead product candidate Auxora™ has demonstrated positive and consistent clinical results in multiple completed efficacy clinical trials. CalciMedica has announced data for a Phase 2b trial (called CARPO – NCT04681066) in patients with acute pancreatitis (AP) and accompanying systemic inflammatory response syndrome (SIRS). The Company has also completed a Phase 2 trial (called CARDEA – NCT04345614) in patients with COVID pneumonia. The Company is currently conducting a Phase 2 trial (called KOURAGE – NCT06374797) in patients with acute kidney injury (AKI) with associated acute hypoxemic respiratory failure (AHRF) with data expected in 2025 and continuing to support the ongoing Phase 1/2 trial (called CRSPA – NCT04195347) in pediatric patients with asparaginase-induced pancreatic toxicity (AIPT) with data expected in 2025. CalciMedica was founded by scientists from Torrey Pines Therapeutics and the Harvard CBR Institute for Biomedical Research, and is headquartered in La Jolla, CA. For more information, please visit www.calcimedica.com.

Forward-Looking Statements

This communication contains forward-looking statements which include, but are not limited to, the expectations that the credit facility from Avenue Venture Debt Funds will fund CalciMedica’s current operations into the middle of 2026; potential funding from additional tranches that are subject to certain milestones; CalciMedica’s ongoing and planned clinical trials and the timing, milestones and design thereof, including its plans for an End-of-Phase 2 meeting with the FDA and plans to progress a Phase 3 trial of Auxora in AP, its ongoing Phase 1/2 CRSPA trial of Auxora in pediatric patients with AIPT and its ongoing Phase 2 KOURAGE trial of Auxora in AKI with associated AHRF; the potential benefits of Auxora for the treatment of AP, AKI and AIPT; and the potential of CalciMedica’s proprietary technology to provide therapeutic benefits in life-threatening inflammatory and immunologic diseases. These forward-looking statements are subject to the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. CalciMedica’s expectations and beliefs regarding these matters may not materialize. Actual outcomes and results may differ materially from those contemplated by these forward-looking statements as a result of uncertainties, risks, and changes in circumstances. Risks and uncertainties that could cause actual outcomes and results to differ materially from those contemplated by the forward-looking statements are included under the caption “Risk Factors” in CalciMedica’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, filed with the U.S. Securities and Exchange Commission (SEC) on November 13, 2024, and elsewhere in CalciMedica’s subsequent reports on Form 10-K, Form 10-Q or Form 8-K filed with the SEC from time to time and available at www.sec.gov. These documents can be accessed on CalciMedica’s web page at ir.calcimedica.com/financials-filings/sec-filings. The forward-looking statements contained herein are made as of the date hereof, and CalciMedica undertakes no obligation to update them after this date, except as required by law.

Contact Information

Argot Partners

Sarah Sutton/Kevin Murphy

calcimedica@argotpartners.com

(212) 600-1902

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